Exhibit 10.3

Director Compensation

As approved by the Office of the Comptroller of the Currency and the Board of Governors of the Federal Reserve System in November and December 2011, non-employee directors of PVF Capital Corp. (the “Corporation”) shall be eligible to receive the following compensation in fiscal 2012: (i) an annual cash retainer of $12,000; and (ii) a supplemental equity grant of 3,750 shares. In addition, directors shall receive the following cash retainers for Board committee service: (1) $2,500 retainer for Audit Committee and Director Loan Committee members; (2) $1,500 retainer for Compensation Committee members; and (3) $1,000 retainer for Nominating Committee members. Finally, directors with significant additional duties shall receive the following additional retainers: (a) $12,000 retainer for the Chairman of the Board; (b) $5,000 retainer for the Audit Committee and Director Loan Committee chairpersons; (c) $3,000 retainer for the Compensation Committee chairperson; and (d) $2,000 retainer for the Nominating Committee chairperson. Directors may elect to receive the annual retainer and committee fees in the form of restricted shares, determined and granted at the beginning of the service period and vested at the end of the service period. Only a single election which applies to both the annual retainer and committee fees may be made.